UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 29, 2012

THOMPSON CREEK METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-33783	98-0583591
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

26 West Dry Creek Circle Suite 810 Littleton, Colorado 80120
(Address of Principal Executive Offices)

(303) 761-8801

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last

report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01               Entry into a Material Definitive Agreement

Copper Concentrate Sales Agreement with LS-Nikko Copper Inc.

On June 29, 2012, Terrane Metals Corp. (“Terrane”), a wholly-owned subsidiary of Thompson Creek Metals Company Inc. (“Thompson Creek”), entered into a Copper Concentrate Sales Agreement (the “LS-Nikko Agreement”) with LS-Nikko Copper Inc. (“LS-Nikko”) whereby Terrane, among other things, agreed to sell to LS-Nikko copper-gold-silver concentrate produced by Terrane at its Mt. Milligan mine, which is currently under construction in British Columbia, Canada (the “Mine”).

The term of the LS-Nikko Agreement commences on the date the Mine begins commercial production, and terminates at the end of the third full calendar year thereafter.  During the initial partial year of the term and the first full calendar year thereafter, the annual quantity of concentrate which LS-Nikko will purchase from Terrane will be 30% of annual production in each such year, and approximately 50,000 dry metric tons (“DMT”) in each of the two calendar years thereafter.

Payment for the concentrate will be based on the agreed copper, gold and silver content of the parcels delivered to LS-Nikko pursuant to the terms of the LS-Nikko Agreement, less smelting and refining charges and certain other deductions, if applicable.  Pricing will be determined by reference to specified published reference prices during the applicable quotation periods set forth in the LS-Nikko Agreement.  The copper smelting and refining charges will be negotiated in good faith and agreed by the parties for each contract year based on terms generally acknowledged as industry benchmark terms.  The gold and silver refining charges are as specified in the LS-Nikko Agreement.

LS-Nikko will make a 90% provisional payment for concentrate on the third business day after a shipment arrives at LS-Nikko’s discharge port in Korea.  The provisional payment will be based on Terrane’s weights and assays, and on metals pricing, at the time of shipment.  Final settlement will be made within five business days after Terrane has submitted its final invoice to LS-Nikko after all final prices and weights and assays have been determined in accordance with the LS-Nikko Agreement.

Copper Concentrates Sales Agreement with Louis Dreyfus Commodities Metals Suisse SA

On June 29, 2012, Terrane and Thompson Creek entered into a Copper Concentrates Sales Agreement (the “LDCMS Agreement”) with Louis Dreyfus Commodities Metals Suisse SA (“LDCMS”) whereby Terrane, among other things, agreed to sell to LDCMS copper-gold-silver concentrate produced by Terrane at the Mine.

The term of the LDCMS Agreement commences on January 1, 2013 and ends December 31, 2016.  For calendar years 2013 and 2014, LDCMS will purchase from Terrane 25% of its total production of concentrate from the Mine.  For each of calendar years 2015 and 2016, LDCMS will purchase from Terrane 30,000 DMT of concentrate from the Mine.  In addition, in each of calendar years 2015 and 2016, Terrane will have the option to sell up to 40,000 DMT of additional concentrate to LDCMS under the circumstances set forth in the LDCMS Agreement.

Payment for the concentrate will be based on the agreed copper, gold and silver content of the parcels delivered to LDCMS pursuant to the terms of the LDCMS Agreement, less smelting and refining charges and certain other deductions, if applicable.  Pricing will be determined by reference to specified published reference prices during the applicable quotation periods set forth in the LDCMS Agreement.  The copper smelting and refining charges will be negotiated in good faith and agreed by the parties for each contract year based on terms generally acknowledged as industry benchmark terms.  The gold and silver refining charges are as specified in the LDCMS Agreement.

LDCMS will make a 90% provisional payment for concentrate promptly upon shipment from Terrane’s port of loading.  The provisional payment will be based on Terrane’s weights and assays, and on metals pricing, at the time of shipment.  Final settlement will be made within three business days after Terrane has submitted its final invoice to LDCMS after all final prices and weights and assays have been determined in accordance with the LDCMS Agreement.  Starting with 2014 shipments, and on the terms and subject to the conditions set forth in the LDCMS Agreement, Terrane will have the option to request that LDCMS make a 90% advance payment for an upcoming shipment.

Thompson Creek has agreed to unconditionally guarantee Terrane’s performance under the LDCMS Agreement.

The foregoing descriptions of the LS-Nikko Agreement and the LDCMS Agreement are each qualified in their entirety by reference to the LS-Nikko Agreement and the LDCMS Agreement.  Thompson Creek plans to file the LS-Nikko Agreement and the LDCMS Agreements exhibits to its next periodic report and plans to seek confidential treatment of certain terms in such agreements at such time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMPSON CREEK METALS COMPANY INC.

	By:	/s/ Wendy Cassity
Date: July 5, 2012	Name:	Wendy Cassity
	Title:	Vice President, General Counsel and Secretary